Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Series B Shares, without par value, and American Depositary Shares, as evidenced by American Depositary Receipts, each representing ten Series B Shares, of Grupo Aeroportuario del Sureste, S.A.B. de C.V., a limited liability corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings. The undersigned hereby further agree that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
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SIGNATURES
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 19th day of August 2008.

JMEX B.V.

By:	/s/ Kerrie Mather Name: Kerrie Mather Title: Director and authorized officer/signatory

MACQUARIE AIRPORTS LIMITED

By:	/s/ Kerrie Mather

Name: Kerrie Mather Title: CEO